Exhibit 99.1

Pier 1 Imports, Inc. Appoints Interim Chief Financial Officer

FORT WORTH, Texas--(BUSINESS WIRE)--October 2, 2017--Pier 1 Imports, Inc. (NYSE:PIR) today announced that effective October 4, 2017, Darla D. Ramirez, 55, the Company’s Vice President, Controller and Principal Accounting Officer, has been named Interim Chief Financial Officer in conjunction with the previously announced departure of Jeffrey N. Boyer, Executive Vice President and CFO, effective October 3, 2017.

Ms. Ramirez joined Pier 1 Imports in 2005, where she has held positions of increasing responsibility within the finance organization, including Director of Finance and Director of Accounting Operations. In 2011, Ms. Ramirez was named Vice President, Controller and Principal Accounting Officer of Pier 1 Imports. Earlier in her career, she held financial roles in the media industry, most recently as Corporate Controller for Lionheart Newspapers LLC. Ms. Ramirez earned a BBA in Accounting from the University of Texas at Arlington.

Until a permanent CFO is appointed, Jeffrey K. Webb, Vice President of Financial Planning and Analysis, will report to the Company’s President and CEO, Alasdair James.

Financial Disclosure Advisory

Except for historical information contained herein, the statements in this press release or otherwise made by our management in connection with the subject matter of this press release are forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) and involve risks and uncertainties and are subject to change based on various important factors that could cause results to differ materially from those described in the forward-looking statements contained in this press release. A discussion of such factors can be found in the Company’s Annual Report on Form 10-K and in other filings with the SEC. Refer to the Company’s most recent SEC filings for any updates concerning these and other risks and uncertainties that may affect the Company’s operations and performance. Undue reliance should not be placed on forward-looking statements, which are only current as of the date they are made. The Company assumes no obligation to update or revise its forward-looking statements.

Pier 1 Imports is dedicated to offering customers exclusive, one-of-a-kind products that reflect high quality at a great value. Starting with a single store in 1962, Pier 1 Imports’ product is now available in retail stores throughout the U.S. and Canada and online at pier1.com. For more information about Pier 1 Imports or to find the nearest store, please visit pier1.com.

CONTACT:
The Blueshirt Group
Christine Greany, 858-523-1732
christine@blueshirtgroup.com